UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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TESSERA TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE AND OPPORTUNITY C LP
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
TUDOR BROWN
GEORGE CWYNAR
THOMAS LACEY
GEORGE RIEDEL
DONALD STOUT

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Starboard Value LP (“Starboard Value LP”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of a slate of director nominees at the 2013 annual meeting of stockholders of Tessera Technologies, Inc., a Delaware corporation.

On May 13, 2013, Starboard Value LP issued the following press release:

Glass Lewis & Co. Recommends Tessera Shareholders Vote the WHITE Proxy Card to Elect Four Starboard Nominees at Upcoming Annual Meeting

Endorses Starboard's "Thorough and Well-Reasoned Turnaround Plan" and Expresses "Confidence" in Ability and Willingness of Starboard's Nominees to Execute Turnaround

Concludes that Many of Starboard's Nominees are "Better Qualified" than Management's Nominees

Expresses Serious Concerns with "the Company's Troubles and Management Nominees" and Describes Current Board's Recent Actions as "Largely Reactionary"

Recommends Tessera Shareholders Vote on the WHITE Proxy Card to Elect Starboard Nominees Tudor Brown, George Cwynar, Peter Feld and Thomas Lacey at Upcoming Annual Meeting

Institutional Shareholder Services (ISS) Recommends Shareholders Vote to Elect Starboard Nominees Tudor Brown and George Cwynar at Annual Meeting

Starboard Urges All Shareholders to Vote the WHITE Proxy Card to Support the Election of All Six of Starboard's Highly Qualified Nominees

NEW YORK, May 13, 2013 -- Starboard Value LP (together with its affiliates, "Starboard"), one of the largest shareholders of Tessera Technologies, Inc. (TSRA) ("Tessera" or the "Company") with approximately 7.7% of the outstanding common stock of the Company, today announced Glass Lewis & Co., LLC, a leading independent proxy voting advisory firm, has recommended that Tessera shareholders vote on Starboard's WHITE proxy card to elect four of Starboard's highly qualified nominees, Tudor Brown, George Cwynar, Peter Feld and Thomas Lacey, at the upcoming Annual Meeting.  Glass Lewis recommends that Tessera shareholders "DO NOT VOTE" on the Company's gold proxy card.

Notably, the threshold required for a shareholder to attain a Glass Lewis recommendation in an election contest is high. "As a general rule, [Glass Lewis is] reticent to recommend removal of incumbent directors, or in favor of Dissident nominees, unless one of the following two things has occurred: (i) there are serious problems at the company and the newly proposed nominees have a clear and realistic plan to solve these problems; or (ii) the current board has undertaken an action clearly contrary to the interests of shareholders (or failed to undertake an action clearly to the benefit of shareholders)."  Glass Lewis concluded that shareholders should vote on Starboard's WHITE proxy card saying:

"Given the strength of Starboard's argument and plan, the experience of its board nominees and our concerns regarding the Company's troubles and management nominees, we believe that investors should vote in favor of Messrs. Brown, Cwynar, Feld and Lacey allowing the Dissident Nominees four seats on the board of directors."

Peter A. Feld, Managing Member of Starboard Value, stated, "Glass Lewis' strong showing of support for our nominees provides significant validation that significant change to the composition of Tessera's Board is needed in order to oversee a successful turnaround of the Company.  We are extremely gratified that Glass Lewis saw through all of Tessera's recent rhetoric and focused squarely on the facts in making its recommendations.  If elected, my fellow nominees and I are firmly committed to working tirelessly on behalf of all shareholders to execute our plan to return Tessera to prominence and put the company back on track for long-term value creation."

Feld continued, "ISS has also recommended change at Tessera at the upcoming Annual Meeting in advising shareholders to elect two of Starboard's highly qualified candidates, Tudor Brown and George Cwynar.  ISS further noted that Starboard nominee George Riedel 'would also likely add strength to the board, given his background in strategic planning as well his experience in leading one of the largest sales of intellectual property assets in history.' We believe all six of Starboard's nominees would add tremendous value to the Board and strongly urge shareholders to follow Glass Lewis' recommendation and vote the WHITE proxy card at the Annual Meeting."

Concluded Feld, "Starboard has undertaken this election contest with the best interests of all shareholders in mind, and our involvement has already been the driving force for much-needed change at Tessera.  There is more work to do, and we have identified the right people and the right plan to restore Tessera to prominence and unlock significant value in the process.  We have stayed true to the facts and have not resorted to a tit-for-tat exchange with the Company.  For shareholders who want to put a Board in place that is committed to acting for the benefit of shareholders at all times and not just when under the pressure of an election contest, we urge you to vote on our WHITE proxy card for all six of our highly qualified director nominees.  We greatly appreciate the strong support from shareholders who have already voted for Starboard's nominees on the WHITE proxy card.  We look forward to serving your best interests in the boardroom."

Excerpts from Glass Lewis' Analysis & Recommendation

On its Concerns with Tessera's Significant Underperformance and History of Losses and Missed Goals at DOC:

"In conclusion, we find significant financial and operating problems at the Company, including share price performance that has significantly lagged Company peers and a history of losses and missed goals at the DOC business."

"The Company has invested significant capital in DOC and generated little return to date and we believe the Dissident articulates legitimate concerns regarding losses at this business and about the Company's ability to achieve a reasonable return on invested funds going forward. While we recognize certain achievements at the DOC business, including the widespread adoption of DOC technology in mobile devices and a recently announced licensing agreement with Samsung, we nevertheless believe DOC's history of losses and failure to achieve stated goals is a more tangible indicator of likely future performance."

On Starboard's Superior Plan for Enhancing Value and Starboard's "Better Qualified" Director Candidates:

"We believe the Dissident presents a thorough and well-reasoned turnaround plan....Ultimately, we have confidence in the Dissident Nominees apparent willingness and ability to influence and execute a turnaround of the Company's businesses, an idea that both parties agree is necessary."

"We believe the Dissident presents a slate of well-qualified director candidates, including nominees with extensive experience managing intellectual property businesses and overseeing licensing and IP enforcement activities....Ultimately, in our opinion, given their specific experience in IP licensing, many of the Dissident Nominees are better qualified to oversee a turnaround strategy at Tessera."

On Starboard's Role as a Catalyst for the Recent Changes at Tessera:

"While the incumbent board....now advocates a strategy that is similar to the plan outlined by the Dissident, we are concerned these changes are largely reactionary in nature and question whether the incumbent board would have enacted these changes in the absence of significant Dissident pressure. In particular, it was the Dissident that first advocated for the removal of Messrs. Young and Boehlke as part of a proposed settlement agreement in connection with the contest."

On Tessera's Recent Governance Manipulations:

"We also call attention to certain actions of the current board, including its last minute decision to expand the size of the board by two members after both the Company and the Dissident had filed definitive proxy statements and when the Dissident had already rejected an earlier offer by the board to settle the contest in exchange for two board seats."

"We note the Company has recently determined to issue a universal proxy card** to shareholders which would allow for the selection of up to eight directors from the pool of six Management Nominees and six Dissident Nominees. This is a substantial change from the first proxy card distributed by the board, which provides only for the election of six Management Nominees. Starboard has taken issue with the board's distribution of the universal proxy card and indicates that it did not consent to have its nominees included on the Company's universal card."

**Starboard stated in its May 7, 2013 letter to shareholders that any new proxy materials and voting mechanics have not been reviewed and cleared by the SEC.  Subsequently, Starboard has brought the issue to the attention of the SEC that the Company appears to be using a new form of proxy card that has not been filed with the SEC.

On its Serious Concerns with Management Nominees and How Glass Lewis Agrees that this Contest is Not About "Incumbency" versus "Dissident":

"We find the resignations of Messrs. Goodrich and Rivette from the board on March 1, 2013 in protest to the leadership of Mr. Boehlke particularly concerning and highly unusual....Given that Messrs. Hill and Stultz were appointed to the board while it was under the leadership of Mr. Boehlke and while Mr. Young also served as a director, we are concerned they may represent, or give the appearance of representing, the tainted legacies of Messrs. Boehlke and Young and we question whether shareholders might benefit from a fresh slate of directors. Further, we note that the newly appointed directors on the management slate do not have the years of experience overseeing the Company that we would generally value at a premium when weighing the merits of removing and replacing directors."

On Governance Concerns Related to Recent Director Turnover:

As noted, since last year's annual meeting, five of six board members have either resigned or decided not to seek re-election at this year's annual meeting. Due to this high turnover rate, the Company has governance issues that need remediation. Following the 2013 annual meeting:

• The board will have neither an independent chairman nor an independent lead or presiding director. We view an independent chairman as better able to oversee the executives of the Company and set a pro-shareholder agenda without management, and consequently, without conflicts that an executive insider or affiliated director might face. This, in turn, leads to a more proactive and effective board of directors in our view;

• It appears to us that members of the compensation committee have not effectively served shareholders over the past two years. Specifically, in each of the past two years we have recommended voting against the Company's advisory resolution on executive compensation...; and

• There will only be two directors sitting on the audit committee. We believe that a committee with responsibilities as crucial as those of the audit committee should have a minimum of three members to perform its function to shareholder satisfaction. In addition, given the amount and importance of the work to be done by this committee, we do not feel the duties can be properly fulfilled by fewer than three directors.

On Tessera's "D" Grade for 2012 Pay for Performance and Concerns Over Discretionary Severance for Former CEO Robert Young:

"The Company has been deficient in linking executive pay to corporate performance, as indicated by the "D" grade received by the Company in Glass Lewis' pay-for-performance model. Shareholders should be concerned with this disconnect. A properly structured pay program should motivate executives to drive corporate performance, thus aligning executive and long-term shareholder interests. In this case, as indicated by the poor grade, the Company has not implemented such a program. In our view, shareholders should be concerned with the compensation committee's failure in this area."

"More importantly, the Company failed to align executive pay with performance during the past year, as indicated by our pay-for-performance analysis. In light of the Company's failure to align executive pay with performance, as well as our serious concerns with the issues listed above, we believe shareholders should vote against the Company's executive compensation program."

"We note that Messrs. Nagel and Stultz served on the compensation committee of the board during the time that it approved the discretionary severance compensation for former CEO Young, which appears to be an inappropriate use of shareholder funds, in our view."

Excerpts from ISS' Analysis & Recommendation

On Whether the Recent Rise in Tessera's Stock Price is a Result of the Current Board's Execution of its Strategic Plan:

"The reconstitution of the board, and the new business plan the board recently announced, do not appear to have materially closed the performance gap—perhaps because there is as yet no hard evidence the board has turned things around."

On the Significant and Extended Underperformance at Tessera:

"There is no question that the company has underperformed its peers over an extended period. The decision to shift the DOC business into vertically integrated manufacturing, away from an IP licensing model, introduced significant costs—which are certain—without an offsetting success on revenues—which are uncertain—dragging down the company's financials and margins."

VOTE FOR THE MOST QUALIFIED SLATE OF DIRECTORS TO RESTORE AND ENHANCE THE VALUE OF YOUR TESSERA INVESTMENT

PLEASE SIGN, DATE, AND MAIL THE WHITE PROXY CARD TODAY

If you have any questions, or require assistance with your vote, please contact Okapi Partners LLC toll- free at (877) 869-0171 or email: info@okapipartners.com.

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:

Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

If you have any questions, require assistance with submitting your WHITE proxy card or need additional copies of the proxy materials, please contact:

Okapi Partners
Bruce H. Goldfarb/Patrick McHugh
(212) 297-0720